Exhibit 99.1

Anthera Pharmaceuticals Announces Acquisition of Sollpura® (liprotamase) for Exocrine Pancreatic Insufficiency From Eli Lilly and Company

Anthera to Form a New Subsidiary, Alkira Therapeutics, to Assume All Development Activities and Registration Activities as a Subsidiary of Anthera

HAYWARD, CA– July 14th, 2014 /PRNewswire/ - Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH) today announced that it has acquired Sollpura (liprotamase) a novel investigational Pancreatic Enzyme Replacement Therapy (“PERT”) from Eli Lilly and Company.  Sollpura is a soluble, stable and non-porcine enzyme product intended for the treatment of patients with low digestive enzyme levels, or Exocrine Pancreatic Insufficiency (EPI), due to cystic fibrosis, and potentially other diseases.  EPI is characterized by low absorption of fat and other nutrients due to a reduction in digestive enzymes produced by the pancreas.

EPI is a major cause of serious nutritional deficiencies and long-term development issues, particularly in children with cystic fibrosis. EPI is estimated to afflict more than 150,000 patients in the United States alone, with more than US$600 million spent on enzyme replacement therapy annually.

“Sollpura represents the next generation of enzyme replacement therapy for patients with EPI.  It is potentially the first soluble, stable and non-porcine derived enzyme product to offer a novel solution to patients who are unable to maintain appropriate nutritional health with existing enzyme therapies,” said Paul F. Truex, President and CEO of Anthera. “Sollpura's chemical characteristics, unlike currently available PERTs, make it ideal for powder formulation as either a capsule or sachet product which can be conveniently co-administered with a variety of food products.  Our intention with Sollpura is to provide a new convenient choice for adults and children with cystic fibrosis who either have difficulty in swallowing pills or are forced to use nasogastric tubes to ensure appropriate absorption of nutrients.”

Anthera intends to sublicense all rights, obligations, and intellectual property for the development and commercialization of Sollpura to Alkira Therapeutics, Inc. (“Alkira”). In the future, Alkira will secure appropriate funding as a wholly-owned subsidiary of Anthera to advance Sollpura into a phase 3 pivotal registration trial as agreed with the United States Food and Drug Administration in 2013. It is intended that Alkira will make all future contingent milestone payments under the license agreement upon product approval and on certain annual sales achievements and will make royalty payments on any product sales after achieving certain sales thresholds of cumulative net sales of Sollpura.

“We are excited to enter this arrangement with Anthera and establish a path for Sollpura to move forward.” said Eiry Roberts, MD, Vice President – Autoimmune, Bone Muscle Joint, Liprotamase Product Development, of Eli Lilly and Company. "Lilly’s relationship with Anthera and our confidence in its development team make Anthera a strong choice to help this new medicine reach its intended patients.”

"We are pleased to see Liprotamase resume development following the efforts of Eli Lilly to address feedback from the U.S. Food and Drug Administration. Nutrition is extremely important for better, long-term health outcomes for people with cystic fibrosis, and the availability of a non-porcine enzyme replacement therapy would be a valuable addition for CF patients,” said Robert J. Beall, Ph. D, president and CEO of the Cystic Fibrosis Foundation.

 Concurrent with the transaction, Anthera announced the appointment of Chuck Olson, D.Sc. as President of Alkira. Dr. Olson will oversee development activities for Sollpura including product manufacturing for the upcoming phase 3 clinical trial to begin in mid 2015. “Lilly’s recent regulatory and manufacturing progress with Sollpura has defined the path for this promising medicine and we look forward to initiating this pivotal clinical trial.  The novel aspects of these enzymes could provide a meaningful, high value solution to patients with EPI. In the future, the sachet formulation may remove the challenges faced by parents of children with cystic fibrosis who struggle with an overwhelming daily pill burden,” said Dr. Olson. Dr. Olson has nearly 30 years of biotechnology industry experience, including specialized expertise in purification development and process transfer, smoothing the transitions from R&D to manufacturing and clinical product manufacturing to commercialization.

Anthera will host a conference call to further discuss the acquisition.

Conference Call Access:

Date: Tuesday, July 15th, 2014
Time: 8:30 am Eastern Time

Conference ID: 74163257
Toll-Free Dial-In Number: (855) 226-3021
International Dial-In Number:  (315) 625-6892

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with autoimmune disorders including lupus, lupus with glomerulonephritis and IgA nephropathy.

About Alkira Therapeutics

Alkira Therapeutics, Inc. is a development stage biopharmaceutical company committed to developing and delivering life-changing treatments for patients with exocrine pancreatic insufficiency due to cystic fibrosis. The company's first development product, SOLLPURA® (liprotamase) in oral capsule and sachet form, intends to begin a phase 3 pivotal trial in the United States and Europe in 2015. The company will be a wholly owned subsidiary of Anthera Pharmaceuticals, Inc.  Sollpura is a soluble, stable and non-porcine enzyme product intended for the treatment of patients with Exocrine Pancreatic Insufficiency (EPI) due to cystic fibrosis, and potentially other diseases.  EPI is characterized by low absorption of fat and other nutrients due to a reduction in digestive enzymes produced by the pancreas.  Unlike other enzyme products for EPI, SOLLPURA's chemical characteristics make it ideal for formulation as either a capsule or sachet product for co-administration with a variety of food products.  For more information, please visit www.alkiratherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.